UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 22, 2011

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2011, Rainmaker Systems, Inc. (the “Company”), entered into a Placement Agent Agreement (“Placement Agent Agreement”) with Merriman Capital, Inc., as exclusive placement agent (the “Placement Agent”), related to a public offering (the “Offering”) by the Company of 3,675,182 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), together with warrants to purchase up to an aggregate of 1,470,078 shares of Common Stock (the “Warrants”), to each of the signatories to the Subscription Agreements, dated as of June 22, 2011 (the “Subscription Agreements”), entered into by and between the Company and each investor signatory thereto. The Shares and Warrants will be sold together in the Offering as a unit, consisting of one Share and the equivalent of a warrant to purchase 0.40 shares of Common Stock. The purchase price per unit will be $1.05; however, the per unit purchase price for members of our board of directors purchasing units in the offering will be $1.24, which was the closing price of our common stock on the pricing date of the offering. The Warrants will be exercisable by the holders at an exercise price of $1.40 per share at any time after the date that is six months following the date of the closing of the Offering (the “Exercisability Date”) and will be exercisable for a period of 5 years from the closing of the offering. The net proceeds to the Company, after deducting placement agent fees and estimated offering expenses payable by the Company and assuming no exercise of the Warrants, will be approximately $3.4 million. The Company expects to close the Offering on or about June 24, 2011.

The purchasers in the Offering are comprised of new investors and existing stockholders. The Company’s directors are purchasing a total of 141,133 units in the Offering.

The Offering is being made pursuant to a prospectus filed with the Company’s existing shelf registration statement on Form S-3 (File No. 333-171946), which was filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2011, amended on February 18, 2011 and declared effective by the Commission on March 7, 2011, and the prospectus supplement dated June 22, 2011.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. Under the terms of the Placement Agent Agreement, the Placement Agent, as agent of the Company, used commercially reasonable efforts to solicit offers from potential investors in connection with the Offering and will receive a placement fee equal to 6.5% of the gross proceeds of the Offering and a warrant to purchase a number of shares of Common Stock of the Company equal to 3.0% of the number of Shares issued in the Offering at an exercise price of $1.05 per share. The Placement Agent Agreement has been attached hereto as an exhibit to provide investors and security holders with the information regarding its terms. The representations, warranties and covenants contained in the Placement Agent Agreement were made only for purposes of such agreement as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Placement Agent Agreement.

The Subscription Agreements contain customary representations, warranties and agreements by the Company and the investors that are signatories thereto, including closing conditions and termination provisions.

A copy of the opinion of Paul, Hastings, Janofsky & Walker LLP relating to the legality of the issuance and sale of the Shares and Warrants in the Offering is attached as Exhibit 5.1 hereto. A copy of the Placement Agent Agreement, the form of Subscription Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 10.1, 10.2 and 4.1, respectively, and are incorporated herein by reference. A copy of the Prospectus Supplement is filed herewith as Exhibit 99.1 and incorporated herein by reference. The foregoing descriptions of the Offering by the Company and the documentation related thereto, including the Placement Agent Agreement, the form of the Subscription Agreement and the form of Warrant, do not purport to be complete and are qualified in their entirety by reference to such Exhibits.

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure.

On June 23, 2011, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

10.1	Placement Agent Agreement by and between the Company and Merriman Capital, Inc., dated as of June 22, 2011

10.2	Form of Subscription Agreement by and between the Company and the investors, dated as of June 22, 2011

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (included in its opinion filed as Exhibit 5.1 hereto)

99.1	Prospectus Supplement dated June 22, 2011 (incorporated by reference to the prospectus supplement on Form 424(b)(5) filed with the Commission on June 23, 2011)

99.2	Press release dated June 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

June 23, 2011	/s/ Timothy Burns
Date	(Signature)
By: Timothy Burns Title: Chief Financial Officer